EXHIBIT 99.1

News Release

Contact: Michael Mitchell, (513) 784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL TO OFFER SENIOR NOTES

CINCINNATI – Sept. 14, 2004 — Chiquita Brands International, Inc. (NYSE: CQB) announced today that it is planning to offer $250 million aggregate principal amount of Senior Notes due 2014, subject to market and other customary conditions. The company intends to use the net proceeds from the offering, together with available cash, to fund its previously announced tender offer and consent solicitation for its $250 million aggregate principal amount of 10.56% Senior Notes due 2009.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

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